INVESTMENT ADVISORY AGREEMENT

This Agreement made as of _______ __, 2018, between TIGERSHARES TRUST, a Delaware statutory trust (“Trust”), and WEALTHN LLC (“Adviser”), a registered investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company; and

WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust intends to offer shares of the series listed on Schedule A hereto (“Funds”), and may issue shares in any other series as to which this Agreement may hereafter be made applicable, including by amending Schedule A hereto from time to time (included in the defined term Funds); and

WHEREAS, the Trust desires to retain Adviser as investment adviser, to furnish certain investment advisory and portfolio management services to the Trust with respect to the Funds, and Adviser is willing to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. APPOINTMENT AND DELIVERY OF DOCUMENTS.

(a) The Trust hereby appoints Adviser as investment adviser of the Trust and each Fund for the period and on the terms set forth in this Agreement. Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

(b) The Trust has delivered, or upon request will deliver within 45 days, to the Adviser copies of the Trust’s Trust Instrument and Bylaws (collectively, as amended from time to time, “Organizational Documents”). The Adviser has delivered, or will deliver within 45 days, to the Trust a copy of its code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code”). The Adviser shall promptly furnish the Trust with all material amendments of or supplements to the Code and shall furnish the Trust with all updated versions of the Code at least annually.

2. REPRESENTATIONS AND DUTIES OF ADVISER.

(a) Subject to the supervision and direction of the Trust’s Board of Trustees (each, a “Trustee,” and collectively, the “Board”), Adviser will provide a continuous investment program for each Fund, including investment research and management with respect to all securities and investments and cash equivalents in the Fund. Adviser will determine, from time to time, what securities and other investments will be purchased, retained or sold by the Fund. In making purchases and sales of securities and other investment assets for the Fund, the Adviser shall comply with the directions set from time to time by the Board as well as the limitations imposed by the Organizational Documents and the relevant Fund’s Registration Statement, the limitations in the 1940 Act, the Securities Act of 1933, the Internal Revenue Code of 1986, as amended, all other applicable laws and the rules promulgated by the Fund’s listing exchange.

(b) Adviser agrees that, in placing orders with brokers, it will attempt to obtain the best net result in terms of price and execution; provided that, consistent with Section 28(e) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Adviser may allocate brokerage on behalf of the Fund to broker-dealers who provide research, analysis, advice and similar services. Subject to compliance with Section 28(e), the Adviser may cause a Fund to pay to any broker-dealer who provides such services a commission that exceeds the commission the Fund might have paid to a different broker-dealer for the same transaction. The Adviser may, but is under no obligation to, aggregate sales and purchase orders of the assets of the Fund with similar orders being made simultaneously for other accounts advised by the Adviser or its affiliates. Whenever the Adviser simultaneously places orders to purchase or sell the same asset on behalf of a Fund and one or more other accounts advised by the Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable over time to each Fund and account. The Adviser shall not allocate any Fund’s portfolio securities transactions to a broker or dealer in consideration of such broker or dealer’s promotion or sales of shares of the Fund, any other series of the Trust, or any other registered investment company.

(c) Adviser will maintain records relating to portfolio transactions on behalf of the Funds and placing and allocation of brokerage orders as are required to be maintained by the Trust under the 1940 Act. The Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Adviser pursuant to this Agreement required to be prepared and maintained by the Adviser or the Trust pursuant to applicable law. To the extent required by law, the books and records pertaining to the Trust which are in possession of the Adviser shall be the property of the Trust. The Trust, or its representatives, shall have access to such books and records at all times during the Adviser’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided promptly by the Adviser to the Trust or its representatives.

(d) Adviser will oversee the computation of the net asset value and the net income of each Fund as described in the currently effective registration statement of the Trust under the Securities Act of 1933, as amended (“1933 Act”), and the 1940 Act, and any amendments or supplements thereto (“Registration Statement”) or as more frequently requested by the Board. In addition, Adviser will provide the Fund’s custodian and fund accountant on each business day with such information relating to all transactions concerning the Fund’s assets as the custodian and fund accountant may reasonably require to provide contracted for services to the Trust and Funds. Adviser will also assist in any fair valuation of Fund assets.

(e) An affiliate of the Adviser or a delegate pursuant to Section 8 hereof may act as broker or agent in connection with the purchase or sale of securities or other investments for each applicable Fund, subject to: (i) the requirement that the Adviser or delegate, as applicable, seek to obtain best execution; and (ii) the provisions of the 1940 Act, the Advisers Act, and any other applicable federal securities laws or regulations. The Trust hereby authorizes Adviser and any delegate pursuant to Section 9 hereof and any entity or person associated with them that is a member of a national securities exchange to effect any transaction on such exchange for the account of any Fund, which transaction is permitted by Section 11(a) of the Exchange Act and/or the rules thereunder, and the Trust hereby consents to the retention of compensation by Adviser or any person or entity associated with them for such transaction.

(f) Adviser on its own initiative will furnish the Board with such information as the Adviser may believe appropriate for keeping the Board informed of important developments affecting the Trust, each Fund and the Adviser. The Adviser will notify the Trust of any actual or known anticipated change of control of the Adviser and any changes in the key personnel who are either the portfolio manager(s) of a Fund or senior management of the Adviser, in each case prior to or promptly after such change. In addition, whenever requested by the Board, Adviser will report to the Board on developments related to the Trust, any Fund or the Adviser.

(g) Adviser will cooperate with the Funds’ independent public accountants and shall take reasonable action to make all necessary information available to those accountants for the performance of the accountants’ duties.

(h) Adviser will provide the Funds’ custodian(s), transfer agent and/or fund accountant, as applicable, on each business day with such information relating to all transactions concerning the Fund’s assets as such party may reasonably require. In this respect, Adviser shall determine and make such modifications to the identity and number of shares of the securities to be accepted in exchange for creation units for each Fund and the securities that will be applicable that day to redemption requests received for such Fund.

(i) Adviser shall authorize and permit any of its directors, officers and employees who may be duly elected as Trustees or officers of the Trust to serve in the capacities in which they are elected. Adviser will provide office space in the offices of Adviser or in such other place as may be reasonably agreed upon by the parties hereto from time to time, and all necessary office facilities and equipment. Adviser will provide necessary executive and other personnel, including personnel for the performance of clerical and other office functions.

(j) Adviser will provide all information and services, other than services of outside counsel or independent accountants or services to be provided by any sub-adviser, required in connection with the preparation of all Registration Statements, Prospectuses, Prospectus supplements, SAIs, all annual, semiannual, and periodic reports to shareholders of the Trust, regulatory authorities, or others, and all notices and proxy solicitation materials, furnished to shareholders of the Trust or regulatory authorities, and all tax returns.

(k) Adviser represents and warrants that: (i) it is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) will promptly notify the Trust of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise; and (v) it has the rights to use “Wealthn,” “TigerShares” and any applicable variation thereof and has the right to permit the Trust to use such terms.

(l) The Adviser has adopted and implemented and will maintain in accordance with Rule 206(4)-7 under the Advisers Act, policies and procedures reasonably designed to (a) prevent violation by the Adviser and its supervised persons (as such term is defined by the Advisers Act) of the Advisers Act and the rules thereunder; and (b) to the extent that the Adviser’s activities or services could affect the Fund(s), policies and procedures to prevent violation of the federal securities laws (as such term is defined in Rule 38a-1 under the 1940 Act) by each Fund and the Adviser.

3. USE OF NAME. The Trust may use the name “TigerShares” or any variant thereof in connection with the name of the Trust or any of the Funds, only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect and Adviser retains the right to associate the “Wealthn” and “TigerShares” names with the Funds.

4. FURTHER DUTIES.

In all matters relating to the performance of this Agreement, Adviser will act in conformity with the Organizational Documents and relevant Fund’s Registration Statement and with the instructions and directions of the Board and will comply with the requirements of the 1940 Act, the rules thereunder, all other applicable federal and state laws and regulations applicable to the Trust and the Funds and the rules promulgated by the Fund’s listing exchange.

5. SECURITIES LENDING

The Adviser shall provide the following services with respect to any securities lending activities on behalf of each Fund that engages in such activities: (i) assist the securities lending agent for each such Fund (the “Agent”) to determine which securities are available for loan, (ii) monitor the Agent’s activities to ensure that securities loans are effected in accordance with the Adviser’s instructions and in accordance with applicable procedures and guidelines adopted by the Board, (iii) make recommendations to the Board regarding the Fund’s participation in securities lending; (iv) prepare appropriate periodic reports for, and seek appropriate periodic approvals from, the Board with respect to securities lending activities, (v) respond to Agent inquiries concerning Agent’s activities, and (vi) such other related duties as the Adviser deems necessary or appropriate.

6. SERVICES NOT EXCLUSIVE. The services furnished by Adviser hereunder are not to be deemed exclusive and Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby or unless otherwise agreed to by the parties hereunder in writing. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of Adviser, who may also be a Trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

7. EXPENSES. During the term of this Agreement, except for (i) the compensation payable to the Adviser under this Agreement, (ii) payments under each Fund’s 12b-1 plan, (iii) brokerage expenses, (iv) acquired fund fees and expenses, (v) liquidation or termination expenses, (vi) taxes, (including, but not limited to, income, excise, transaction, transfer and withholding taxes), (vii) interest (including borrowing costs and dividend interest expenses on securities sold short), (viii) any securities lending-related fees and expenses, and (ix) litigation expenses and other extraordinary expenses (including litigation to which the Trust or a Fund may be a party and indemnification of the Trustees and officers with respect thereto), the Adviser shall pay all of the expenses of each Fund, including but not limited to:

(a) Salaries, Expenses and Fees of Certain Persons. Adviser (or its affiliates) shall pay all salaries, expenses, and fees of the Trustees and officers of the Trust who are officers, directors/trustees, partners, or employees of Adviser or its affiliates;

(b) Preparing, Printing and Mailing of Certain Documents. The costs of preparing, setting in type, printing and mailing of Prospectuses, Prospectus supplements, SAIs, annual, semiannual and periodic reports, and notices and proxy solicitation materials (unless such proxy solicitation materials relate to a Fund liquidation or termination) required to be furnished to shareholders of the Trust or regulatory authorities, and all tax returns;

(c) Officers and Trustees. Compensation of the officers and Trustees of the Trust who are officers, directors/trustees, partners or employees of Adviser or its affiliates;

(d) Registration Fees and Expenses. All legal and other fees and expenses incurred in connection with the affairs of the Trust, including those incurred with respect to registering its shares with regulatory authorities and all fees and expenses incurred in connection with the preparation, setting in type, printing, and filing with necessary regulatory authorities of any registration statement and Prospectus, and any amendments or supplements that may be made from time to time, including registration, filing and other fees in connection with requirements of regulatory authorities;

(e) Custodian and Accounting Services. All expenses of the transfer, receipt, safekeeping, servicing and accounting for the Trust’s cash, securities, and other property, including all charges of depositories, custodians, and other agents, if any, excluding such fees and expenses as are offset by transaction fees paid on creation unit transactions in Fund shares;

(f) Independent Accountant and Trust Counsel Fees and Expenses. The charges for the services and expenses of the independent accountants and legal counsel retained by the Trust, (except for counsel to the Independent Board Members) for itself;

(g) Transfer Agent. The charges and expenses of maintaining shareholder accounts, including all charges of transfer, bookkeeping, index receipt and dividend disbursing agents appointed by the Trust;

(h) Trade Association Fees. Any membership fees, dues or expenses incurred in connection with the Trust’s membership in any trade association or similar organizations, as approved by the Trustees;

(i) Bonding and Insurance. All insurance premiums for fidelity and other coverage, as approved by the Trustees for the Trust and/or Trustees;

(j) Shareholder and Board of Trustees Meetings. All expenses incidental to holding shareholders and Trustees meetings, including the printing of notices and proxy materials and proxy solicitation fees and expenses (unless such meetings or proxy materials relate to a Fund liquidation or termination); and

(k) Pricing. All expenses of pricing of the net asset value per share of each Fund, including the cost of any equipment or services to obtain price quotations.

The payment or assumption by Adviser of any expense of the Trust that Adviser is not required by this Agreement to pay or assume shall not obligate Adviser to pay or assume the same or any similar expense of the Trust on any subsequent occasion.

8. COMPENSATION.

(a) For the services to be provided by Adviser hereunder (with the exception of Section 5 hereto) with respect to each Fund listed on Schedule A attached hereto, the Trust shall pay to Adviser a fee in an amount set forth in Schedule A to this Agreement, so long as the Adviser has not waived all or a portion of such compensation. The Adviser’s fees shall be accrued by the Trust daily and shall be payable monthly in arrears on the first business day of each calendar month for services performed hereunder during the prior calendar month. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be pro rated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.

(b) In addition to the compensation set forth in paragraph (a) above, for the services provided by the Adviser under Section 5 with respect to each Fund, the Adviser shall receive the compensation set forth in Schedule B.

(c) Adviser may waive fees or reimburse expenses of a Fund to the extent necessary to maintain a Fund’s expense ratio at an agreed-upon amount for a period of time specified in a separate letter of agreement. The Adviser’s reimbursement of a Fund’s expenses shall be estimated and paid to the Trust monthly in arrears, at the same time as the Trust’s payment to the Adviser for such month as provided in these Sections 8(a) and (b). The Trust may withhold the payment of fees under Sections 8(a) and (b) to the extent the Adviser has any amount due and owing to the Trust under this Section 8(c).

9. DELEGATION. Subject to the prior approval of a majority of the members of the Trust’s Board, including a majority of the Board members who are not “interested” within the meaning of the 1940 Act (“Independent Board Members”), Adviser may, through a sub-advisory agreement or other arrangement, delegate to any other company under Adviser’s control, or under common control with Adviser, or to specified employees of any such companies, or to more than one such company, to the extent permitted by applicable law, all or certain of Adviser’s duties enumerated in Section 2 hereof; provided, that Adviser shall continue to supervise and oversee the services provided by such company or employees and any such delegation shall not relieve Adviser of any of its obligations hereunder.

Subject to the prior approval of a majority of the members of the Trust’s Board, including a majority of the Independent Board Members, in each case to the extent required by the 1940 Act, the Adviser may, through a sub-advisory agreement or other arrangement, delegate to any other company that is not an “affiliated person” (as defined in the 1940 Act) of Adviser or of the Trust (other than by reason of serving as an investment adviser to the Trust), to the extent permitted by applicable law, certain of the duties enumerated in Section 2 hereof; provided, that Adviser shall continue to supervise and oversee the services provided by such company and any such delegation shall not relieve Adviser of any of its obligations hereunder.

Subject to the provisions of this Agreement, the fees to be paid to the sub-adviser or delegate by Adviser under and pursuant to any sub-advisory agreement entered into in accordance with this Agreement may be adjusted from time to time by Adviser, subject to the prior approval of a majority of the Independent Board Members.

10. STANDARD OF CARE; LIMITATIONS OF LIABILITY.

(a) Adviser will give the Trust the benefit of the Adviser’s best judgment and efforts in rendering its services to the Trust. Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund, the Trust or any of its shareholders, in connection with the matters to which this Agreement relates, except to the extent that such a loss results from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, employee, or agent of Adviser, who may be or become an officer, Trustee, employee or agent of the Trust shall be deemed, when rendering services to any Fund or the Trust or acting with respect to any business of such Fund or the Trust, to be rendering such service to or acting solely for the Fund or the Trust and not as an officer, director, employee, or agent or one under the control or direction of Adviser even though paid by it.

(b) Adviser is expressly put on notice of, and hereby acknowledges and agrees to, the limitation of shareholder liability as set forth in the Trust Instrument of the Trust and agrees that the obligations assumed by the Trust under this contract shall be limited in all cases to the applicable series of the Trust and its assets. Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust, nor shall Adviser seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Trust. Adviser understands that the rights and obligations of each series of shares of the Trust under the Trust Instrument are separate and distinct from those of any and all other series.

(c) Neither party shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Adviser’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(d) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

11. DURATION AND TERMINATION.

(a) This Agreement, unless sooner terminated as provided herein, shall become effective with respect to a Fund upon its execution (and with respect to any Fund that is added to Schedule A, the later of the date Schedule A is amended to reflect the addition of the Fund or the date upon which the shareholder(s) of the Fund approve this Agreement), and continue for two years after its initial effectiveness as to each Fund and thereafter for periods of one year for so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Independent Board Members, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the shareholders of any Fund fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b) Notwithstanding the foregoing, with respect to any Fund, this Agreement may be terminated at any time, without the payment of any penalty, (i) by vote of the Board, (ii) by a vote of a majority of the outstanding voting securities of such Fund, on 60 days’ written notice to Adviser or (iii) by Adviser, on 60 days’ written notice to the Trust. Termination of this Agreement with respect to any given Fund shall in no way affect the continued validity of this Agreement or the performance thereunder with respect to any other Fund. This Agreement will automatically terminate in the event of its assignment, as defined in the 1940 Act and the rules, regulations and interpretations thereunder.

12. AMENDMENTS. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement as to any given Fund shall be effective until approved by vote of a majority of such Fund’s outstanding voting securities, if required by the 1940 Act or other applicable law. No amendment to this Agreement or the termination of this Agreement with respect to a Fund shall affect this Agreement as it pertains to any other Fund, nor shall any such amendment require the vote of the shareholders of any other Fund.

13. MISCELLANEOUS.

(a) Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act, provided, however, that to the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

(b) Headings. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(c) Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(d) Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

(e) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement between those parties with respect to the subject matter hereof, whether oral or written.

(f) Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(g) Notices. Notices, requests, instructions and communications sent to the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given, provided such notice was provided by a reputable overnight courier, facsimile, or return receipt email.

(h) Meaning of Terms. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “national securities exchange,” “net assets,” “prospectus,” “sale,” “sell” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the Securities and Exchange Commission by any rule, regulation or order. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

(i) Authorization. Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(j) Third-Party Rights. For the avoidance of doubt, shareholders of a Fund are not parties to, or intended (or “third-party”) beneficiaries of, this Agreement. To the maximum extent permitted by law, this Agreement is not intended to create in any individual shareholder or group of shareholders of the Fund any right to enforce this Agreement or to seek any remedy under this Agreement, either directly or on behalf of the Trust or the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

TIGERSHARES TRUST		WEALTHN LLC

Yang Xu	Date	Yang Xu	Date
President		Chief Executive Officer

SCHEDULE A

Fund	Fee Rate	Effective Date
TigerShares China-U.S. Internet Titans ETF	0.59%

SCHEDULE B

As compensation for services provided by the Adviser in connection with securities lending-related activities of each Fund, a lending Fund shall pay to the Adviser 10% of the monthly investment income received from the investment of cash collateral and loan fees received from borrowers in respect of securities loans (net of any amounts paid to the custodian and/or securities lending agent or rebated to borrowers).